UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

January 22, 2007

MEDICAL SOLUTIONS MANAGEMENT INC.

(Exact name of registrant as specified in its charter)

Nevada	000-13858	86-0214815
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

237 Cedar Hill Street

Marlboro, MA 01752

(Address of principal executive offices) (Zip Code)

(508) 597-6300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2007, the Company appointed John Graves as Vice President of Operations. From January 1997 through December 2006, Mr. Graves was employed by Haemonetics Corporation, based in Braintree, MA. Haemonetics Corporation is a global company engaged in the design, manufacture and worldwide marketing of automated blood processing systems. Throughout his ten years with Haemonetics Corporation, Mr. Graves held a variety of positions of increasing responsibility within corporate finance, manufacturing, operations and sales. Mr. Graves earned a BS in Economics-Finance from Bentley College and an MBA from Clark University.

The Employment Agreement between the Company and Mr. Graves provides that he is an employee at will, with a starting base salary of $125,000 which increases as the Company’s revenue increases. As soon as reasonably practicable the Company will grant Mr. Graves an option to purchase 200,000 shares of Company’s common stock that will vest annually in four equal installments (which vesting is subject to acceleration upon a change of control of the Company). Mr. Graves will also receive a car allowance of $500 per month and he is eligible to receive an annual bonus of up to 25% of his then base salary as determined by the Company’s Chief Executive Officer. Mr. Graves agreed not to disclose any of our confidential information, and for a period of one year after the termination of his employment, not to compete with our business and not to solicit our customers. Mr. Graves also agreed to assign to us any inventions development by him during the course of his employment. Upon involuntarily termination of Mr. Graves’ employment by the Company other than for cause, Mr. Graves will be entitled to receive his base salary and medical insurance for twelve months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 26, 2007

MEDICAL SOLUTIONS MANAGEMENT INC.

By:	/s/ Brian Lesperance
Name:	Brian Lesperance
Title:	President